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                                   EXHIBIT 11

                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK


(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA)     THREE MONTHS ENDED        SIX MONTHS ENDED
                                                          JUNE 30, 2001            JUNE 30, 2001
                                                        ------------------        ----------------
Average shares outstanding - Basic                            35.3                      35.3

Effect of dilutive securities:
    Stock options                                              0.1                       0.1
                                                             -----                     -----
Average shares outstanding - Assuming dilution                35.4                      35.4
                                                             =====                     =====

Net income                                                   $15.3                     $27.9

Earnings per share
    Basic                                                    $0.43                     $0.79
    Dilutive                                                 $0.43                     $0.79



                                     10Q-18